Exhibit 11

                                    TECO ENERGY, INC.
                         COMPUTATIONS OF EARNINGS PER COMMON SHARE


Three months ended March 31,            1996                     1995
                                 Primary Fully Diluted   Primary Fully Diluted
                                 Earnings    Earnings    Earnings    Earnings


Net income (000)               $    41,509 $    41,509 $    36,504 $    36,504

Common shares outstanding
  at beginning of period       116,731,681 116,731,681 116,199,423 116,199,423
Dividend reinvestment and
 common stock purchase plan:
  Shares issued                     44,582      44,582      56,944      56,944
Stock option plans:
  Options exercised                112,503     112,503      10,036      10,036
  Shares under option at
   end of period                        --   2,268,772          --   2,063,372
Treasury shares which could
  be purchased                          --  (1,705,496)         --  (1,809,884)
Avg. no. of shares outstanding 116,888,766 117,452,042 116,266,403 116,519,891

Earnings per share             $      0.36 $      0.35 $      0.31 $      0.31





























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